EXHIBIT 14.1

V.I. TECHNOLOGIES, INC .

CODE OF BUSINESS CONDUCT AND ETHICS

At V.I. Technologies, Inc., we adhere to high standards of integrity and act in compliance with all applicable laws and regulations in the conduct of our business. These standards are articulated in the “Employee Policies, Practices & Programs” manual provided to all employees upon joining Vitex and available through the Human Resources Department. In light of the heightened focus on business practices over the last year, we have summarized and augmented our specific policies on business conduct in this “Code of Business Conduct and Ethics.” This should be carefully read by all employees and discussed with their superior. Where there are questions on the Code, we encourage employees to speak directly with the Chief Executive Officer or the Chief Financial Officer for clarification.

Compliance with Laws, Rules and Regulations

We require that all employees, officers and directors comply with all laws, rules and regulations applicable to the Company wherever we do business. You are expected to use good judgment and common sense in seeking to comply with all applicable laws, rules and regulations and to ask for advice when you are uncertain about them.

If an employee becomes aware of a violation of any law, rule or regulation by the Company, whether by its officers, employees or directors, it is the employee’s responsibility to promptly report the matter to his or her supervisor or the Chief Financial Officer. While it is our desire to address matters internally, nothing in this Code should discourage any employee from reporting any illegal activity, including any violation of the securities laws, antitrust laws, environmental laws or any other federal, state or foreign law, rule or regulation to the appropriate federal or state regulatory authority. Employees, officers and directors shall not discharge, demote, suspend, threaten, harass or in any other manner discriminate against an employee because he or she in good faith reports any such violation. This Code should not be construed to prohibit you from testifying, participating or otherwise assisting in any state or federal administrative, judicial or legislative proceeding or investigation.

Conflicts of Interest

Employees, officers and directors must act in the best interests of the Company. Personal interests must not interfere or appear to interfere in any way with the interests of the Company as a whole. You must refrain from engaging in any activity or having a personal interest that prevents you from performing your Company duties and responsibilities honestly, objectively and effectively. As a practical matter, you should consider how a potential conflict of interest would be perceived if it was broadly publicized through the media. It is your responsibility to disclose all actual and potential conflicts of interest, including any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest, to the Chief Financial Officer or, in the event that such individual is involved in the matter, to the Chief Executive Officer or the Chairman of the Audit Committee. Executive officers and directors must disclose such matters to the Audit Committee or to any member of the Board of Directors.

Employees and Officers. Employees and officers must not:

•	perform services as a consultant, employee, officer, director, advisor or in any other capacity, or permit any close relative to perform services as an officer or director, for a significant supplier or competitor of the Company, other than at the request of the Company;

•	have, or permit any close relative to have, a financial interest in a supplier of the Company, other than an investment representing less than one percent (1%) of the voting power of a publicly-held company or less than five percent (5%) of the voting power of a privately-held company;

•	have, or permit any close relative to have, a financial interest in a competitor of the Company, other than an investment representing less than one percent (1%) of the voting power of a publicly-held company;

•	supervise, review or influence the job evaluation, pay or benefits of a member of his or her immediate family in the Company; or

•	engage in any other activity or have any other interest that the Board of Directors of the Company determines to constitute a conflict of interest.

Directors. Directors must not:

•	perform services as a consultant, employee, officer, director, advisor or in any other capacity, or permit any close relative to perform services as an officer or director, for a competitor of the Company;

•	have, or permit any close relative to have, a financial interest in a competitor of the Company, other than an investment representing less than one percent (1%) of the outstanding shares of a publicly-held company;

•	use his or her position with the Company to influence any decision of the Company relating to a contract or transaction with a supplier of the Company if the director or a close relative of the director:

performs services as a consultant, employee, officer, director, advisor or in any other capacity for such supplier; or

has a financial interest in such supplier, other than an investment representing less than one percent (1%) of the outstanding shares of a publicly-held company.

•	supervise, review or influence the job evaluation, pay or benefits of a member of his or her immediate family in the Company; or

•	engage in any other activity or have any other interest that the Board of Directors of the Company determines to constitute a conflict of interest.

A “close relative” means a spouse, dependent child or any other relative living in the same home with the employee, officer or director. “Immediate family” means a parent, sibling, child, mother- or father-in-law, son- or daughter-in-law or brother- or sister-in-law. A “significant supplier” is a supplier to which the Company has made during the Company’s last full fiscal year, or proposes to make during the Company’s current fiscal year, payments for property or services in excess of two (2) percent of (i) the Company’s consolidated gross expenditures for its last full fiscal year or (ii) the supplier’s consolidated gross revenues for its last full fiscal year.

Insider Trading

Employees, officers and directors who have material non-public information about the Company or other companies, including our suppliers and customers, as a result of their relationship with the Company are prohibited by law and Company policy from trading in securities of the Company or such other companies, as well as from communicating such information to others who might trade on the basis of that information. To help ensure that an employee does not engage in prohibited insider trading and avoid even the appearance of an improper transaction, the Company has adopted an Insider Trading Policy, which is available in the Company’s Employee Policies, Procedures & Programs manual.

If you are uncertain about the legal constraints on your purchase or sale of any Company securities or the securities of any other company that you are familiar with by virtue of your relationship with the Company, you should consult with the Chief Executive Officer or the Chief Financial Officer before making any such purchase or sale.

Confidentiality

Employees, officers and directors must maintain the confidentiality of confidential information entrusted to them by the Company or other companies, including our suppliers and customers, except when disclosure is authorized by an officer or director or legally mandated. Unauthorized disclosure of any confidential information is prohibited. Additionally, employees should take appropriate precautions to ensure that confidential or sensitive business information, whether it is proprietary to the Company or another company, is not communicated within the Company except to employees who have a need to know such information to perform their responsibilities for the Company.

Third parties may ask an employee for information concerning the Company. Employees, officers and directors (other than the authorized spokespersons referred to below) should not discuss internal Company matters with, or disseminate internal Company information to, anyone outside the Company, except as required in the performance of their Company duties and after an appropriate confidentiality agreement is in place. This prohibition applies particularly to inquiries concerning the Company from the media, market professionals (e.g., securities analysts, institutional investors, investment advisers, brokers and dealers) and security holders. All responses to inquiries on behalf of the Company must be made only by the Company’s authorized spokespersons. If an employee receives any inquiries of this nature, the employee must decline to comment and refer the inquirer to the Chief Executive Officer or the Chief Financial Officer. The Company’s policies with respect to public disclosure of internal matters are described more fully in the Company’s Employee Policies, Procedures & Programs manual.

Employees must abide by any lawful obligations that they have to their former employer. These obligations may include restrictions on the use and disclosure of confidential information, restrictions on the solicitation of former colleagues to work at the Company and non-competition obligations.

Honest and Ethical Conduct and Fair Dealing

Each employee, officer and director should endeavor to deal honestly, ethically and fairly with the Company’s suppliers, customers, competitors and employees. Statements regarding the Company’s products and services should not be untrue, misleading, deceptive or fraudulent. You should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

Protection and Proper Use of Corporate Assets

All employees, officers and directors should seek to protect the Company’s assets. Theft, carelessness and waste have a direct impact on the Company’s financial performance. Employees, officers and directors should use the Company’s assets and services solely for legitimate business purposes of the Company and not for any personal benefit or the personal benefit of anyone else.

All employees, officers and directors should advance the Company’s legitimate interests when the opportunity to do so arises. You should not take for yourself personal opportunities that are discovered through your position with the Company or the use of property or information of the Company.

Gifts and Gratuities

The use of Company funds or assets for gifts to or entertainment of government officials or employees is prohibited.

Employees, officers and directors must not accept, or permit any close relative to accept, any gifts, gratuities or other favors from any customers, suppliers or others doing or seeking to do business with the Company, other than items of nominal value. Bribes and kickbacks are criminal acts, strictly prohibited by law. No Company employee may offer, give, solicit or receive any form of bribe or kickback anywhere in the world. Bribes shall be interpreted in the broadest sense to include any type of preferential treatment secured by providing, directly or indirectly, an individual or his or her family members or associates with personal gain in relation to business conducted by or on behalf of the Company.

Accuracy of Books and Records and Public Reports

Employees, officers and directors must honestly and accurately report all business transactions of the Company. Accurate information is essential to the Company’s ability to meet legal and regulatory obligations.

All Company books, records and accounts shall be maintained in accordance with all applicable regulations and standards and accurately reflect the true nature of the transactions they record. The financial statements of the Company shall conform to generally accepted accounting rules and the Company’s accounting policies. No undisclosed or unrecorded account or fund shall be established for any purpose. No false or misleading entries shall be made in the Company’s books or records for any reason, and no disbursement of corporate funds or other corporate property shall be made without adequate supporting documentation.

It is the policy of the Company to provide full, fair, accurate, timely and understandable disclosure in reports and documents filed with, or submitted to, the Securities and Exchange Commission and in other public communications.

Waivers of this Code of Business Conduct and Ethics

While some of the policies contained in this Code must be strictly adhered to and no exceptions can be allowed, in other cases exceptions may be possible. Any employee or officer who believes that an exception to any of these policies is appropriate in his or her case should first contact his or her immediate supervisor. If the supervisor agrees that an exception is appropriate, the approval of the Chief Executive Officer must be obtained. The Chief Executive Officer shall be responsible for maintaining a complete record of all requests for exceptions to any of these policies and the disposition of such requests.

Any executive officer or director who seeks an exception to any of these policies should contact the Chairman of the Board of Directors. Any waiver of this Code for executive officers or directors or any change to this Code that applies to executive officers or directors may be made only by the Board of Directors of the Company and will be disclosed as required by law or NASDAQ stock market regulation.

Reporting and Compliance Procedures

Every employee, officer and director has the responsibility to ask questions, seek guidance, report suspected violations and express concerns regarding compliance with this Code. Any employee, officer or director who knows or believes that any other employee or representative of the Company has engaged or is engaging in Company-related conduct that violates applicable law or this Code should report such information to his or her supervisor or to the Chief Financial Officer, as described below. An employee may report such conduct openly or anonymously without fear of retaliation. We will not discipline, discriminate against or retaliate against any employee who reports such conduct in good faith, whether or not such information is ultimately proven to be correct, or who cooperates in any investigation or inquiry regarding such conduct. Any supervisor who receives a report of a violation of this Code must immediately inform the Chief Executive Officer or the Chief Financial Officer.

Any employee may report violations of this Code, on a confidential or anonymous basis, by calling the Company’s 24-hour Alertline service at the following toll-free number 800-481-6945. Alertline is contracted with an independent service provider. A trained staff person will interview the employee and document any violation or suspected violation of this Code.

Once Alertline receives information regarding an alleged violation of this Code, the information will be summarized in a report which will be sent to the Chief Financial Officer who shall, as appropriate, (a) evaluate such information, (b) if the alleged violation involves an executive officer or a director, inform the Chief Executive Officer or the Chairman of the Board, respectively, of the alleged violation, (c) determine whether it is necessary to conduct an informal inquiry or a formal investigation and, if so, initiate such inquiry or investigation and (d) report the results of any such inquiry or investigation, together with a recommendation as to disposition of the matter, to the Chief Executive Officer for action, or if the alleged violation involves an executive officer or a director, report the results of any such inquiry or investigation to the Chief Executive Officer or the Chairman of the Board, respectively.

Employees, officers and directors are expected to cooperate fully with any inquiry or investigation by the Company regarding an alleged violation of this Code. Failure to cooperate with any such inquiry or investigation may result in disciplinary action, up to and including discharge.

If a call to Alertline involves an alleged violation of this Code by either the Chief Executive Officer or the Chief Financial Officer or a director of the Company, a report will also be sent directly to the Chairman of the Board. In addition, on a monthly basis, Alertline will prepare a report summarizing all calls received during the month and will issue the report directly to the Chairman of the Board, the Chairman of the Audit Committee and the Chief Executive Officer with a copy to the Chief Financial Officer.

The Company shall determine whether violations of this Code have occurred and, if so, shall determine the disciplinary measures to be taken against any employee who has violated this Code. In the event that the alleged violation involves an executive officer or a director, the Chief Executive Officer and the Board of Directors, respectively, shall determine whether a violation of this Code has occurred and, if so, shall determine the disciplinary measures to be taken against such executive officer or director.

Failure to comply with the standards outlined in this Code will result in disciplinary action including, but not limited to, reprimands, warnings, probation or suspension without pay, demotions, reductions in salary, discharge and restitution. Certain violations of this Code may require the Company to refer the matter to the appropriate criminal or civil authorities for investigation or prosecution. Moreover, any supervisor who directs or approves of any conduct in violation of this Code, or who has knowledge of such conduct and does not immediately report it, also will be subject to disciplinary action, up to and including discharge.

Concerns Regarding Accounting or Audit Matters

Employees with concerns regarding questionable accounting or auditing matters or complaints regarding accounting, internal accounting controls or auditing should be refer these to the Chief Financial Officer. Employees may report complaints confidentially and anonymously if they wish, by utilizing the Company’s 24-hour Alertline service by calling 800-481-6945. See “Reporting and Compliance Procedures.” All such Alertline complaints will be forwarded directly to the Chairman of the Audit Committee. In any event, all complaints will be included in a comprehensive list to be provided to the Audit Committee each fiscal quarter.

The Audit Committee will evaluate the merits of any complaints received by it and authorize such follow-up actions, if any, as it deems necessary or appropriate to address the substance of the complaint.

The Company will not discipline, discriminate against or retaliate against any employee who reports a complaint or concern (unless the employee is found to have knowingly and willfully made a false report).

Dissemination and Amendment

This Code shall be distributed annually to each employee, officer and director of the Company, and each employee, officer and director shall certify that he or she has received, read and understood the Code and has complied with its terms.

The Company reserves the right to amend, alter or terminate this Code at any time for any reason. The most current version of this Code can be obtained from the Human Resources Director.

This document is not an employment contract between the Company and any of its employees, officers or directors and does not alter the Company’s at-will employment policy.

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